                                                                 Exhibit (a)(68)

           FILED
      ALAMEDA COUNTY
       JAN 26 2004
CLERK OF THE SUPERIOR COURT
By /s/ Charlotte Marin
  -------------------------
                     Deputy

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA
                        IN AND FOR THE COUNTY OF ALAMEDA

PEOPLESOFT, INC., a Delaware Corporation,                  No. RG03-101434

     Plaintiff,                                            CASE MANAGEMENT ORDER

     v.

ORACLE CORPORATION, a Delaware
corporation, PEPPER ACQUISITION CORP.,,
a Delaware corporation, and DOES 1 through 100, inclusive,

     Defendants.
--------------------------------------------------------------------------------

     The Court held a case management conference on January 12, 2004. Counsel appeared on behalf of Plaintiff PeopleSoft and on behalf of Defendant Oracle. At the case management conference, the Court considered whether PeopleSoft could proceed with discovery in this case under the supervision of this Court. Following the case management conference, the parties submitted various documents to the Court. The Court has reviewed the following documents:

          1. Transcript of proceedings before the Honorable Vice Chancellor Leo E. Strine, Jr. dated June 18, 2003;

          2. Transcript of proceedings before Vice Chancellor Strine dated July 1, 2003;

          3. Stipulation Regarding Electronic Data Production signed by Vice Chancellor Strine on July 1, 2003;


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          4.   Stipulated Scheduling Order signed by Vice Chancellor Strine on
               July 16, 2003;

          5. Amended Stipulated Scheduling Order signed by Vice Chancellor Strine on July 16, 2003;

          6. Stipulated Discovery Order executed by counsel for the parties buy unsigned by Vice Chancellor Strine;

          7. Transcript of proceedings before Vice Chancellor Strine dated August 15, 2003;

          8. Second Amended Stipulated Scheduling Order signed by Vice Chancellor Strine on August 25, 2003;

          9. Transcript of proceedings before Vice Chancellor Strine on September 24, 2003;

     On January 14, 2004, the Court had a telephone conference with Vice Chancellor Strine of the Delaware Court of Chancery concerning these matters. The Court's Research Attorney, Philip Obbard, participated in the conference call.

     The Court appreciates that counsel for PeopleSoft presented this issue in the context of a case management conference rather than serving discovery and having the issue arise in the context of a motion to compel or a motion for a protective order.

PROCEDURAL BACKGROUND

     There are several lawsuits arising out of Oracle's attempted purchase of PeopleSoft.

     There are various derivative actions brought nominally by PeopleSoft, Inc. against its Board of Directors by various plaintiffs, including Oracle Corporation. These derivative claims are pending in the Delaware Court of Chancery (the "Delaware litigation") and are being managed by Vice Chancellor Strine. These actions were filed in June 2003. Dates for preliminary injunction hearings and for trial have been set and postponed, and trial is now set for


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March 29, 2004. It is unclear whether the trial will proceed as scheduled given ongoing antitrust review by the United States Department of Justice and the European Union.

      Similar derivative actions were brought in this Court, but this Court stayed those actions by order dated June 18, 2003, in light of the pending Delaware litigation. The stay of the derivative actions in this Court followed communications between this Court and Vice Chancellor Strine.

      PeopleSoft has also filed an action in this Court asserting claims under California's Unfair Competition Law (the "California litigation"). This action was filed on June 13, 2003. The claims asserted in the California litigation are distinct from the claims pending in the Delaware litigation: the California claims concern Oracle's actions and matters external to PeopleSoft, whereas the Delaware claims concern the actions of PeopleSoft's board and matters internal to PeopleSoft.

      Despite the distinctions between the Delaware and California litigation, the discovery in the California litigation and the Delaware litigation overlapped in significant respects. As a result, counsel for the PeopleSoft and Oracle agreed in the Delaware Court of Chancery to coordinate all discovery in the California and Delaware litigation. The record indicates that the parties agreed that the discovery in the California and Delaware litigation would all be conducted under the supervision of the Delaware Court of Chancery. (July 1, 2003, Tr at 37:19-39:13; July 16, 2003, Scheduling Order, para 13; July 16,
2003, Amended Scheduling Order, para 3; August 15, 2003, Tr at 45:7-9, 51:11-19, 53:19-54:5; September 24, 2003, Tr at 6:10-17.) Since the inception of the California litigation, all discovery has been undertaken under the supervision of the Delaware Court.


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PRESENT CONTROVERSY.

     PeopleSoft now seeks to take discovery concerning the non-derivative California claims that goes beyond what has been stipulated by the parties or authorized by Vice Chancellor Strine. PeopleSoft argues that the orders in the Delaware litigation merely coordinate the Delaware and California discovery and do not prohibit PeopleSoft from seeking the additional discovery in the California litigation.

     Oracle objects to the additional discovery requested by PeopleSoft, arguing that the stipulations and orders in the Delaware litigation define the scope of permissible discovery, that PeopleSoft is bound the stipulations in the Delaware litigation, and that PeopleSoft must seek leave of the Delaware Court regarding all discovery in the Delaware and California litigation.

ORDER.

     The Court, having considered the arguments of counsel, the pleadings before this Court, the aforementioned documents from the Delaware litigation, and the comments of Vice Chancellor Strine, now ORDERS:

     1. PeopleSoft is bound by the agreements it entered into in the Delaware Chancery Court that provide that all discovery, in the Delaware litigation, the non-Delaware derivative litigation, and the California litigation will be supervised by Vice Chancellor Strine. The Court has a policy of enforcing such agreements. Young v. Rosenthal (1989) 212 Cal.App.3d 96, 116-117.

     2. If PeopleSoft wants to conduct discovery in the California litigation beyond that currently permitted by the Delaware Court, then PeopleSoft must seek leave of the Delaware Court to conduct that discovery. (July 7, 2003, Stipulation, para 5.) PeopleSoft may request


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    that additional discovery be conducted under the supervision of the Delaware
    Court or that additional discovery be conducted under the supervision of this Court, but the request must be made in the Delaware Court.

3. The Court observes by way of dicta that this Court's order of June 18, 2003, stayed the derivative actions filed in this Court so that similar claims could proceed in the Delaware Court of Chancery without the threat of conflicting or inconsistent orders from this Court. In contrast, the non-derivative California litigation was not stayed and this Court's order of June 18, 2003, merely suggested that discovery in the California and Delaware litigation should be coordinated.

4. The Court observes by way of dicta that it appears that the stipulations entered into in the Delaware litigation arose in the context of what was expected to be a fast moving case. The Delaware litigation was filed in early June 2003, at which time Oracle's tender offer was scheduled to close in July 2003. Now that Oracle's efforts to purchase PeopleSoft have been delayed, the initial rationale for those stipulations may not remain.

5. The Court observes by way of dicta that if PeopleSoft requests (in the Delaware Court) that additional discovery be conducted under the supervision of this Court and Vice-Chancellor Strine grants such a request, it will assist future proceedings if the parties and the Courts define what discovery matters are under the supervision of the respective Courts.

6. Finally, the Court observes by way of dicta that if the matter were before it, the Court would be inclined to permit PeopleSoft to take the eight depositions it seeks but might limit any related document production.


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     7.   The Courts sets the next case management conference for April 14,
2004, at 3:00 pm in Department 22.



Dated: January 26, 2004                                 /s/ Ronald M. Sabraw
                                                       -----------------------
                                                       Judge Ronald M. Sabraw


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(RCD-11/00)

                         CLERK'S CERTIFICATE OF MAILING

     I certify that the following is true and correct: I am the clerk of the above-named court and not a party to this cause. I served a copy of this Order by placing copies in envelopes addressed as shown below and then by sealing and placing them for collection, stamping or metering with prepaid postage, and mailing on the date stated below, in the United States Mail at Alameda County, California, following standard court practices.

SEE ATTACHED MAILING LIST


Dated: January 27, 2004            ARTHUR SIMS
                                   Executive Officer/Clerk of the Superior Court

                                   By /s/ Charlotte Marin
                                      ------------------------------------------
                                          Charlotte Marin, Clerk of Dept. 22


Certificate of Mailing

                                  SERVICE LIST

                    PEOPLESOFT, INC. VS. ORACLE CORPORATION
              ALAMEDA COUNTY SUPERIOR COURT ACTION NO. RG03101434


Michael A. Kahn, Esq.                     David M. Balabanian, Esq.
Gregory D. Call, Esq.                     Stephen D. Hibbard, Esq.
Jonathan K. Sobel, Esq.                   Geoffrey M. Howard, Esq.
Michael F. Kelleher, Esq.                 Holly A. House, Esq.
FOLGER LEVIN & KAHN, LLP                  BINGHAM MCCUTCHEN, LLP
275 Battery Street, 23rd Floor            Three Embarcadero Center
San Francisco, CA 94111                   San Francisco, CA 94111-4067

Max Gitter, Esq.                          William M. Kelly, Esq.
Christopher H. Lunding, Esq.              Zachary S. McGee, Esq.
Mitchell A. Lowenthal, Esq.               DAVIS POLK & WARDWELL
CLEARY, GOTTLIEB, STEEN &                 1600 El Camino Real
HAMILTON                                  Menlo Park, CA 94025
One Liberty Plaza
New York, NY 10006
                                          Dorian Daley, Esq.
                                          ORACLE CORPORATION
Steven P. Mandell, Esq.                   500 Oracle Parkway, M/S 5op7
Stephen J. Rosenfeld, Esq.                Redwood Shores, CA 94070
MANDELL MENKES & SURKDYK,
LLC
333 W. Wacker Drive, Suite 300
Chicago, Illinois 60606


                               (revised 1/27/04)